Exhibit 4.29

DEBT RESTRUCTURING AGREEMENT

By and mong

ZHOU Xin

ZHU Xudong

Shanghai Tian Zhuo Advertising Co., Ltd.

And

Shanghai CRIC Information Technology Co., Ltd.

Dated October 25, 2012

Debt Restructuring Agreement

This Debt Restructuring Agreement (this “Agreement”) is entered into by and among the following parties on October 25, 2012:

(1)                                 ZHOU Xin, whose identification card number is                  ;

(2)                                 ZHU Xudong, whose identification card number is                   ;

(3)                                 Shanghai Tian Zhuo Advertising Co., Ltd. (the “Tian Zhuo”), with its registered address at Room 201, Building 2, No. 38 Haiguang Road, Shanyang Town, Jinshan District, Shanghai.

(4)                                 Shanghai CRIC Information Technology Co., Ltd. (the “CRIC”), with its registered address at Room 308, Building A, Science and Technology Building, No. 149 Yanchang Road, Zhabei District, Shanghai; and

(The above parties are referred to individually as a “Party” and collectively as the “Parties”.)

Whereas:

1.                                      ZHOU Xin, ZHU Xudong and CRIC entered into a Loan Agreement dated July 20, 2009 (the “Original Shareholder Loan Agreement”), whereby CRIC provided a loan in the amount of RMB900,000 and RMB100,000 to ZHOU Xin and ZHU Xudong, respectively, for their purchase of all equity interests of Tian Zhuo (the “Original Shareholder Debts”).

2.                                      ZHOU Xin and CRIC entered into three Loan Agreements on April 1, 2008, September 8, 2008, and July 20, 2009, respectively (collectively the “ZHOU Xin Loan Agreements”), whereby CRIC provided loans in the total amount of RMB89 million to ZHOU Xin for funding external investments and acquisitions by Tian Zhuo (collectively, “Creditor’s Claim Against ZHOU Xin”).

3.                                      ZHOU Xin and Tian Zhuo entered into three Loan Agreements on April 1, 2008, July 8, 2008, and September 8, 2008, respectively (collectively the “Tian Zhuo Loan Agreements”), whereby ZHOU Xin provided loans in the total amount of RMB89 million to Tian Zhuo for funding its external investments and acquisitions (collectively, “Creditor’s Claim Against Tian Zhuo”).

4.                                      As of the date of this Agreement, Guangzhou Jicheng Peitao Co., Ltd. (a wholly-owned subsidiary of Tian Zhuo, “Guangzhou Jicheng”) had an account payable to CRIC in the amount of RMB10,011,696.65 (the “Guangzhou Jicheng Payable”).

5.                                      ZHOU Xin, ZHU Xudong and Shanghai Lerong Information Technology Co., Ltd. (“Shanghai Lerong”) entered into an Equity Transfer Agreement dated October 25, 2012 (the “Equity Transfer Agreement”), whereby each of ZHOU Xin and ZHU Xudong agreed to transfer all of his/her equities in Tian Zhuo to Shanghai Lerong (the “Equity Transfer”), for which Shanghai Lerong shall pay a total purchase price of RMB1,000,000 to ZHOU Xin and ZHU Xudong (“Shanghai Lerong Equity Purchase Price”).  The Equity Transfer was effective as of the date on which the Equity Transfer Agreement was duly executed by the parties thereto.

6.                                      Considering the Equity Transfer, the Parties intend to restructure related debts and creditor’s claims.

NOW, THEREFORE, the Parties agree as follows:

1.                            Transfer of Creditor’s Claim

1.1                               ZHOU Xin agrees to transfer, and CRIC agrees to receive, all of his/her Creditor’s Claim Against Tian Zhuo under Tian Zhuo Loan Agreements to CRIC as the payment of the Creditor’s Claim Against ZHOU Xin to CRIC (“Transfer of Creditor’s Claim”).   The Transfer of Creditor’s Claim is effective as of the date on which the Equity Transfer is effective under the Equity Transfer Agreement.  Any debtor-creditor relationship between CRIC and ZHOU Xin will terminate as of the effectiveness of the Transfer of Creditor’s Claim.

1.2                               The debtor-creditor relationship between CRIC and Tian Zhuo and the treatment of the Guangzhou Jicheng Payable after the Transfer of Creditor’s Claim will be separately agreed upon by the Parties based on the relevant agreements made by CRIC and related parties.

2.                                      Debts Payment

2.1                               Each of ZHOU Xin and ZHU Xudong irrevocably acknowledges and agrees to pay the Shanghai Lerong Purchase Price received by him/her under the Equity Transfer Agreement to CRIC as instructed by CRIC upon effectiveness of the Equity Transfer, so as to discharge the Original Shareholders Debts under the Original Shareholder Loan Agreement.

3.                                      Representations and Warranties

For purpose of Transfer of Creditor’s Claim under this Agreement, each of the Parties represents and warrants to the other Parties that:

3.1                               It is, in respect of ZHOU Xin and ZHU Xudong, a Chinese citizen with full capacities and/or, in respect of Tian Zhuo and CRIC, a company with limited liability duly incorporated and validly existing under the PRC laws, has complete and independent legal status and capacity to execute, deliver and perform this Agreement, and may act as an independent party in any litigation;

3.2                               It has the full powers, rights and authorities to execute, deliver and perform this Agreement and any other documents relating to the transaction contemplated under this Agreement, and to consummate the transaction contemplated under this Agreement;

3.3                               It is involved in no suits, actions or any other legal proceedings, existing or potential, which is related to this Agreement or may affect the validity or performance of this Agreement; and

3.4                               It has validly and duly executed and delivered this Agreement, which constitutes its legal and binding obligation and may be enforceable against it according to the terms of this Agreement.

4.                                      Breach Liability

4.1                               This Agreement is binding upon and enforceable against each of the Parties.  If any Party fails to perform any of its obligations or liabilities under this Agreement, or any of its representations or warranties is untrue or has material omission, such Party shall be deemed to in breach of this Agreement and liable for any loss and damages incurred by any other Party arising from such breach.

4.2                               Any termination, cancelation or invalidity of this Agreement for any reason will not affect the effect of this Article 4.

5.                                      Governing Law and Dispute Resolution

5.1                               This Agreement is governed by and construed according to the laws of the People’s Republic of China.

Any dispute, claim and controversy (“Dispute”) arising from or in connection with this Agreement shall be resolved through negotiations and, if the negotiations fail, be submitted within 60 days of occurrence of such Dispute to China International Economic and Trade Arbitration Commission (“CIETAC”), Beijing Sub-commission, for arbitration in accordance with the arbitration rules of CIETAC in Beijing.  The arbitration award is final and binding upon each of the Parties.

6.                                      Miscellaneous

6.1                               Each of the Parties agrees that this Agreement shall be effective as of the date when it is duly executed by the Parties.  The Transfer of Creditor’s Claim under this Agreement shall be effective immediately when the Equity Transfer is effective.

6.2                               The Parties may change, modify or supplement this Agreement by written agreements.

6.3                               Illegality, invalidity or unenforceability of any term of this Agreement will not affect the legality, validity or enforceability of the remainder of this Agreement.

6.4                               Without prior written consent of any other Parties, no Party may transfer any of its rights and obligations under this Agreement.

6.5                               This Agreement shall be made in Chinese in five counterparts.

(Remainder left blank)

[Signature page to the Debt Restructuring Agreement]

IN WITNESS whereof, this Debtor-creditor Relation Restructuring Agreement is executed on the date first written above.

ZHOU Xin

By:	/s/ ZHOU Xin

ZHU Xudong

By:	/s/ ZHU Xudong

Shanghai Tian Zhuo Advertising Co., Ltd.
(seal)

By:	/s/ Shanghai Tian Zhuo Advertising Co., Ltd.
Name:
Title:

Shanghai CRIC Information Technology Co., Ltd.
(seal)

By:	/s/ Shanghai CRIC Information Technology Co., Ltd.
Name:
Title: